EXHIBIT 11.1

GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT FIRM	211 E 43rd Street, SUITE 628 New York, NY 10002 (212) 641-0673 www.dimovtax.com

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 7, 2022 relating to the consolidated balance sheet of Ark7 Properties Plus LLC and its wholly owned series LLC subsidiary: Series #WGI3Z as of March 31, 2022 and the related consolidated statement of operations, consolidated statement of changes in Member’s equity, and consolidated statement of cash flows as a whole for the period then ended, and the related notes to the consolidated financial statements.

/s/ George Dimov CPA

New York, NY

September 14, 2022